Exhibit (a)(1)(i)

OFFER TO PURCHASE FOR CASH
BY
FIRSTHAND TECHNOLOGY VALUE FUND, INC.
FOR UP TO $4 MILLION OF ITS ISSUED AND OUTSTANDING SHARES OF
COMMON STOCK AT A PURCHASE PRICE NOT LESS THAN $6.00 AND NOT
MORE THAN $8.00 PER SHARE

THE TENDER OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,
NEW YORK CITY TIME, ON JANUARY 30, 2020, UNLESS THE TENDER OFFER
IS EXTENDED.

Firsthand Technology Value Fund, Inc., a Maryland corporation (the “Fund”), and Mr. Kevin Landis, the Chairman of the Board of Directors and Chief Executive Officer of the Fund (“Mr. Landis”, together with the Fund, the “Offerors”, “we”, “us”, or “our”), are offering to purchase (“Offer to Purchase”) up to $4 million shares (the “Offer Amount”) of the Fund’s issued and outstanding common stock, par value $0.001 per share (“Shares”), at a purchase price not less than $6.00 and not more than $8.00 per share (the price as determined as provided herein, the “Purchase Price”), less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (collectively, as they may be amended or supplemented from time to time, the “Offer”). The Offer will expire at 5:00 P.M., New York City time, on January 30, 2020 (such date and time, as the same may be extended, the “Expiration Date”).

Upon the terms and subject to the conditions of this Offer, including the provision relating to proration described in this Offer, we will determine a single per share price that we will pay for shares properly tendered and not properly withdrawn from the Offer, taking into account the total number of shares tendered and the prices specified by tendering stockholders. We will select the lowest Purchase Price, not less than $6.00 and not more than $8.00 per share, that will allow us to purchase that number of shares having an aggregate purchase price of $4 million. Upon the terms and subject to the conditions of the Offer, if shares having an aggregate purchase price of less than $4 million are properly tendered and not properly withdrawn, we will buy all shares properly tendered and not properly withdrawn.

Assuming that the conditions to the Offer are satisfied or waived and the Offer is fully subscribed, if the Purchase price is $6.00 the Offerors would purchase 666,666 shares and if the Purchase Price per share is $8.00 the Offerors would purchase 500,000 shares, representing approximately 9.29% and 6.97%, respectively, of our outstanding shares as of the date of this Offer to Purchase.

The Offerors will purchase at the Purchase Price shares properly tendered at prices equal to or below the Purchase Price and not properly withdrawn, on the terms and subject to the conditions of the Offer, including the proration provision. The Offerors will not purchase shares tendered at prices greater than the Purchase Price or shares that we do not accept for purchase under the terms of the Offer because of the Offer’s proration provision. Shares tendered but not purchased in the Offer will be returned to the tendering stockholders at our expense promptly after the expiration of the Offer. See Section 1.

The Fund’s net asset value (“NAV”) per share is determined quarterly and is reflected in our published reports on Form 10-Q and Form 10-K. Our NAV per share fluctuates from quarter to quarter, sometimes dramatically, primarily based on the updated performance of our portfolio companies. Our most recent NAV per share, determined as of September 30, 2019, was $21.16 per share and is reflected in the Form 10-Q filed for such fiscal quarter end. With respect to the current quarter, until the valuation process is completed, the Fund can not estimate the precise amount of the Fund’s NAV per share. Therefore, until the valuation process for the quarter ended December 31, 2019, is completed, the precise amount of the Fund’s NAV per share will not be certain. The final NAV per share as of December 31, 2019, will be reflected in the Form 10-K that will be filed for the fiscal year end. The Fund will publicly announce the preliminary NAV, as of December 31, 2019, prior to the expiration of the Offer on January 30, 2020.

The preliminary NAV will only be an estimate.

THE OFFER IS NOT CONDITIONED UPON OBTAINING FINANCING OR ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 5.

OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NEITHER THE FUND, OUR BOARD OF DIRECTORS, THE DEPOSITARY NOR THE INFORMATION AGENT MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ANY SHARES. YOU SHOULD CAREFULLY EVALUATE ALL INFORMATION IN THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL, SHOULD CONSULT WITH YOUR OWN FINANCIAL AND TAX ADVISORS, AND SHOULD MAKE YOUR OWN DECISIONS ABOUT WHETHER TO TENDER SHARES, AND, IF SO, HOW MANY SHARES TO TENDER.

Questions and requests for assistance may be directed to Georgeson LLC, the Information Agent for the Offer, at its address and telephone number set forth on the back cover page of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or any document incorporated herein by reference, may be directed to the Information Agent.

December 17, 2019

IMPORTANT

If you wish to tender all or any part of your Shares, you should either (1)(a) complete and sign the Letter of Transmittal, or a facsimile of it, according to the instructions in the Letter of Transmittal and mail or deliver it, together with any required signature guarantee and any other required documents, to Computershare Trust Company, N.A., the Depositary for the tender offer, and mail or deliver to the Depositary any documents required by the Letter of Transmittal, or (b) tender the Shares according to the procedure for book-entry transfer described in Section 2, or (2) request a broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. If your Shares are registered in the name of a broker, dealer, commercial bank, trust company (including the Trustee of the Fund’s Dividend Reinvestment Plan) or other nominee, you should contact that person if you desire to tender your Shares.

If you desire to tender Shares pursuant to the Offer and your Shares cannot be delivered before the expiration of the tender offer under the procedure for book-entry transfer, then you must tender your Shares according to the guaranteed delivery procedure described in Section 2.

The Offer does not constitute an offer to buy or the solicitation of an offer to sell securities in any jurisdiction in which such offer or solicitation would not be in compliance with the laws of the jurisdiction, provided that the Fund will comply with the requirements of Rule 13e-4(f)(8) of the Securities Exchange Act of 1934, as amended.

You should only rely on the information contained in this Offer to Purchase and the Letter of Transmittal. We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Shares in the tender offer. We have not authorized any person to give any information or to make any representation in connection with the Offer other than those contained in this Offer to Purchase or in the Letter of Transmittal. If given or made, any recommendation or any such information or representation must not be relied upon as having been authorized by us, the Information Agent or the Depositary. Shareholders are urged to consult their own investment and tax advisors and make their own decisions whether to tender any Shares and, if so, how many to tender.

i

Summary Term Sheet

This summary highlights certain information in this Offer to Purchase. To understand the Offer fully and for a more complete description of the terms of the Offer, you should read carefully this entire Offer to Purchase and the related Letter of Transmittal. We have included Section references parenthetically to direct you to a more complete description in the Offer to Purchase of the topics in this summary.

What will be the Purchase Price for the Shares?

We are conducting an offer by means of a modified “Dutch auction”. We are offering to purchase shares having an aggregate purchase price of no more than $4 million, upon the terms and subject to the conditions of the Offer, at prices specified by the tendering stockholders of not less than $6.00 and not more than $8.00 per share, less any applicable withholding taxes and without interest, for each share of common stock we purchase pursuant to the Offer. We will determine the Purchase Price as promptly as practicable after the Offer expires. We will select the lowest Purchase Price, not less than $6.00 and not more than $8.00 per share, that will allow us to purchase that number of shares having an aggregate purchase price of $4 million, or a lower amount depending on the number of shares properly tendered and not properly withdrawn pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, if shares having an aggregate purchase price of less than $4 million are properly tendered and not properly withdrawn, we will buy all shares properly tendered and not properly withdrawn. See Section 1.

If you wish to maximize the chance that your shares will be purchased in the Offer, you should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Tender Offer.” Note that this election will mean that your shares will be deemed to be tendered at the minimum price of $6.00 per share. You should understand that this election may lower the Purchase Price and could result in your shares being purchased at the minimum price of $6.00 per share.

How much and in what form will the Fund pay me for my Shares? (See Section 1, “Price; Number of Shares” and Section 4, “Payment for Shares”)

If your shares are purchased in the Offer, you will be paid the Purchase Price in cash, less any applicable withholding taxes and without interest, for all your shares that we purchase pursuant to the Offer. We will pay the Purchase Price promptly after the expiration of the Offer period.

When does the offer expire? Can the Fund extend the offer, and if so, when will the Fund announce the extension? (See Section 1, “Price; Number of Shares” and Section 15, “Extension of Tender Period; Termination; Amendments”)

•	The offer expires on January 30, 2020, at 5:00 P.M., New York City time, unless the Fund extends the offer.
•	The Fund may extend the offer period at any time. If it does, the Fund will determine whether the purchase price shall remain the same.
•	If the offer period is extended, the Fund will make a public announcement of the extension no later than 9:00 a.m., New York City time, on the next business day following the previously scheduled Expiration Date.

Will I have to pay any fees or commissions on Shares I tender? (See Section 1, “Price; Number of Shares,” Section 4, “Payment for Shares” and Section 16, “Fees and Expenses”)

If you are a holder of record of your shares and you tender your shares directly to the depositary, you will not incur any brokerage fees or commissions. If you hold your shares through a broker, dealer, commercial bank, trust company or other nominee and such nominee tenders shares on your behalf, such nominee may charge you a fee for doing so. We urge you to consult your broker or other nominee to determine whether any charges will apply.

Does the Fund have the financial resources to pay me for my Shares? (See Section 11, “Source and Amount of Funds”)

Yes. The Fund and Mr. Landis, the Chairman of the Board of Directors and Chief Executive Officer of the Fund, will fund equally any purchases of Shares pursuant to the Offer. The Fund will not borrow money to finance the purchase of Shares in the offer.

How do I tender my Shares? (See Section 2, “Procedures for Tendering Shares”)

If your Shares are registered in the name of a nominee holder, such as a broker, dealer, commercial bank, trust company or other nominee (“Nominee Holder”), you should contact that firm if you wish to tender your Shares.

All other shareholders wishing to participate in the Offer must, prior to the date and time the Offer expires, EITHER:

•	Complete and execute a Letter of Transmittal, together with any required signature guarantees, and any other documents required by the Letter of Transmittal. You must send these materials to Computershare (the “Depositary”) at its address set forth on page (5) of this offer. If your Shares are held in book-entry form, you must comply with the book-entry delivery procedure set forth in Section 2.C of this offer. In all these cases, the Depositary must receive these materials prior to the date and time the offer expires.

OR

•	Comply with the Guaranteed Delivery Procedure set forth in Section 2.D of this offer.

Until what time can I withdraw tendered Shares? (See Section 3, “Withdrawal Rights”)

You may withdraw your tendered Shares at any time prior to the date and time the offer expires. You may not withdraw your Shares after 5:00 P.M., New York City time, on January 30, 2020. If the Offerors have not yet accepted tendered Shares for payment by February 13, 2020, you may withdraw your tendered Shares.

How do I withdraw tendered Shares? (See Section 3, “Withdrawal Rights”)

If you desire to withdraw tendered Shares, you should either:

•	Give proper written notice to the Depositary; or
•	If your Shares are held of record in the name of a Nominee Holder, contact that firm to withdraw your tendered Shares.

Will there be any tax consequences to tendering my Shares? (See Section 2, “Procedures for Tendering Shares,” Section 10, “Certain Effects of the Offer” and Section 14, “Certain Federal Income Tax Consequences”)

Yes. If your tendered Shares are purchased, the transaction may be a taxable transaction either in the form of a “sale or exchange” or, under certain circumstances, a “dividend.” See Section 2 with respect to the application of Federal withholding tax on payments made to certain shareholders. Please consult your tax adviser as to the tax consequences of tendering your Shares in this offer.

What is the purpose of the offer? (See Section 6, “Purpose of the Offer”)

The Board determined that it is in the best interests to repurchase shares of the Fund’s common stock and that at this time the Offer described in this Offer to Purchase is a prudent and effective way to do so and to provide value and increased liquidity to the Fund’s stockholders. The Fund’s shares currently trade at a discount to their NAV per share and we believe an Offer at the Purchase Price will provide value to the Fund’s stockholders. The Board believes the modified “Dutch auction” tender offer set forth in this Offer to Purchase is a mechanism that will provide all stockholders with the opportunity to tender all or a portion of their shares. Conversely, the Tender Offer also affords stockholders the option not to participate and, thereby, to increase their relative percentage interest in the Fund and its future results. In addition, the Board believes the Offer provides stockholders with an opportunity to obtain liquidity with respect to all or a portion of their shares, without potential disruption to the share price and the usual transaction costs inherent in open market purchases and sales. The Board may consider undertaking additional tender offer(s) based upon a variety of factors, including the performance of the Fund’s market price.

What are the most significant conditions of the Offer? (See Section 5, “Certain Conditions of the Offer”)

Notwithstanding any other provision of the Offer, the Offerors will not be required to accept for payment, purchase or pay for any Shares tendered, and may terminate or amend the tender offer or may postpone the acceptance for payment of, or the purchase of or the payment for Shares tendered, subject to Rule 13e-4(f)

under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) if any of the following events or circumstances shall have occurred (or shall have been determined by the Fund in its reasonable judgment to have occurred). The following is not a complete list. For a complete list of the conditions of the offer, please see Section 5, “Certain Conditions of the Offer.”

•	The offer could impair compliance with U.S. Securities and Exchange Commission or Internal Revenue Service requirements.
•	Trading generally or prices on the NYSE or NASDAQ are suspended or limited.
•	The purchase of Shares in the offer would result in the delisting of the Shares from the NASDAQ.
•	In the Board of Directors’ judgment, there is a material legal action or proceeding instituted or threatened, challenging the Offer or otherwise potentially materially adversely affecting the Fund.
•	Certain circumstances exist beyond the Fund’s control, including limitations imposed by federal or state authorities on the extension of credit by lenders or where banks have suspended payment.
•	In the Board of Directors’ judgment, the Fund or its shareholders might be adversely affected if Shares were purchased in the Offer.
•	The Board of Directors determines that the purchase of Shares might be a breach of its fiduciary duty.

If I decide not to tender, how will the Offer affect my Shares? (See Section 10, “Certain Effects of the Offer” and Section 16, “Fees and Expenses”)

If you do not tender your Shares (or if you own Shares following completion of the Offer), you will be subject to any increased risks associated with the reduction in the Fund’s total assets due to the payment for the tendered Shares. These risks may include greater volatility due to a decreased asset base and proportionately higher expenses. The reduced assets of the Fund as a result of the Offer may result in less investment flexibility for the Fund, depending on the number of Shares repurchased, could limit the Fund’s ability to use leverage, and may have an adverse effect on the Fund’s investment performance.

Whom do I contact if I have questions about the Offer?

Questions and requests for assistance and requests for additional copies of this Offer to Purchase and Letter of Transmittal should be directed to the Information Agent at the telephone number set forth below.

The Information Agent for the Offer is:

Georgeson LLC
1290 Avenue of the Americas, 9th Floor
New York, NY 10104
All Holders Call Toll Free: (888) 219-8320

The Depositary for the Offer is:
Computershare

By Mail:	By Registered, Certified or Express Mail or Overnight Courier.
Computershare Trust Company, N.A. c/o Voluntary Corporate Actions P.O. Box 43011 Providence, RI 02940-3011	Computershare Trust Company, N.A. c/o Voluntary Corporate Actions 150 Royall Street, Suite V Canton, MA 02021

IMPORTANT

Neither the Fund nor its Board of Directors makes any recommendation to any shareholder as to whether to tender any or all of such shareholder’s Shares. Shareholders are urged to evaluate carefully all information in the Offer, consult their own investment and tax advisers, and make their own decisions whether to tender Shares and, if so, how many Shares to tender.

No person has been authorized to make any recommendation on behalf of the Fund as to whether shareholders should tender Shares pursuant to the Offer. No person has been authorized to give any information or to make any representations in connection with the Offer other than those contained herein or in the Letter of Transmittal. If given or made, such recommendation and such information and representations must not be relied upon as having been authorized by the Fund. The Fund has been advised that neither the Fund’s Directors, officers nor its investment adviser intend to tender any Shares pursuant to the Offer.

December 17, 2019

FORWARD-LOOKING STATEMENTS

This Offer to Purchase contains forward-looking statements and such statements may be made in future filings with the Commission. Forward-looking statements may also be made in press releases or other public or shareholder communications issued by the Fund. The forward-looking statements are subject to risks and uncertainties and include information about the Fund’s expectations and possible or assumed future results of operations. When using any of the words “may,” “will,” “should,” “believe,” “expect,” “anticipate,” “assume,” “forecast,” “estimate,” “intend,” “plan,” “target” or similar expressions, forward-looking statements are being made.

These forward-looking statements represent outlook only as of the date of this Offer to Purchase. While it is believed that the forward-looking statements are reasonable, actual results could differ materially since the statements are based on the current expectations, which are subject to risks and uncertainties. Factors that might cause such a difference include, but are not limited to, the factors set forth in Item 1A of our Form 10-K for the year ended December 31, 2018, filed with the Commission on March 18, 2019. The forward-looking statements contained in this Offer to Purchase involve risks and uncertainties, including, without limitation, forward-looking statements relating to the following:

•	the Fund’s future operating results;
•	the Fund’s business prospects and the prospects of its prospective portfolio companies;
•	the impact of investments that the Fund expects to make;
•	the Fund’s contractual arrangements and relationships with third parties;
•	the dependence of the Fund’s future success on the general economy and its impact on the industries in which the Fund invests, including early stage and micro-cap technology companies;
•	the Fund’s expected financings and investments;
•	the ability of the Fund’s prospective portfolio companies to achieve their objectives;
•	the ability to source favorable private investments;
•	the adequacy of the Fund’s cash resources and working capital; and
•	the timing of cash flows, if any, from the operations of the Fund’s prospective portfolio companies.

Unpredictable or unknown factors also could have material adverse effects on the Fund. Since the Fund’s actual results, performance or achievements could differ materially from those expressed in, or implied by, these forward-looking statements, the Fund cannot give any assurance that any of the events anticipated by the forward-looking statements will occur, or, if any of them do, what impact they will have on the Fund’s results of operations and financial condition. All forward-looking statements included in this Offer to Purchase are expressly qualified in its entirety by the foregoing cautionary statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

The Fund does not undertake any obligation to update, amend or clarify these forward-looking statements or the risk factors contained in this Annual Report on Form 10-K, whether as a result of new information, future events or otherwise, except as may be required under the federal securities laws. Although the Fund undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, you are advised to consult any additional disclosures that the Fund may make directly to you or through reports that the Fund in the future may file with the Securities and Exchange Commission (the “SEC”).

INTRODUCTION

To the holders of Common Stock of FIRSTHAND TECHNOLOGY VALUE FUND, INC.:

Firsthand Technology Value Fund, Inc., an externally managed, closed-end, non-diversified management investment company organized as a Maryland corporation (the “Fund”, “our”) that has elected to be treated as a business development company under the Investment Company Act of 1940, as amended, (the “1940 Act”), and Kevin Landis, the Chairman of the Board of Directors and Chief Executive Officer of the Fund, (“Mr. Landis”, together with the Fund, the “Offerors”, “we”, “us”) are offering to purchase (the “Offer”) up to $4 million (the “Offer Amount”) of the Fund’s issued and outstanding Shares of Common Stock , par value $0.001 per value, (“Shares”), for cash at a at a price of not less than $6.00 and not more than $8.00 per share, less any applicable withholding taxes and without interest. In addition, if shares having an aggregate purchase price of more than $4 million are tendered in the Offer at or below the Purchase Price, we reserve the right to accept for purchase at the Purchase Price pursuant to the Offer up to an additional 2% of our outstanding shares without extending the Expiration Date. If less than $4 million is tendered, we will buy all of the shares at the highest price up to $8.00.

The offer period and withdrawal rights will expire at 5:00 P.M., New York City time, on January 30, 2020 (the “Initial Expiration Date”), unless extended (the Initial Expiration Date or the latest date to which the Offer is extended, the “Expiration Date”), upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which together constitute the “Offer”). The Shares are currently traded on the NASDAQ under the ticker symbol “SVVC”.

The Offer is not conditioned upon the tender of any minimum number of Shares. If the number of Shares properly tendered and not withdrawn prior to the Expiration Date is less than or equal to the Offer Amount, the Offerors will, upon the terms and subject to the conditions of the Offer, purchase all Shares tendered. If more Shares are properly tendered and not withdrawn prior to the Expiration Date, and such amount of Shares is more than the Offerors can purchase from the Offer Amount , the Offerors will, upon the terms and subject to the conditions of the Offer, purchase the amount of such Shares tendered pursuant to the Offer on a pro rata basis. See Section 1, “Price; Number of Shares.”

If, after carefully evaluating all of the information set forth in the Offer, you wish to tender Shares pursuant to the Offer, please either follow the instructions contained in the Offer and Letter of Transmittal or, if your Shares are held of record in the name of a Nominee Holder, contact such firm to effect the tender for you. If you do not wish to tender your Shares, you need not take any action.

THE OFFER

1.	PRICE; NUMBER OF SHARES.

Upon the terms and subject to the conditions of the Offer, the Offerors hereby offer to purchase for cash up to $4 million of shares of our common stock properly tendered and not properly withdrawn in accordance with Section 4 before the Expiration Date of the Offer, at a price of not less than $6.00 and not more than $8.00 per share, less any applicable withholding taxes and without interest. In addition, if shares having an aggregate purchase price of more than $4 million are tendered in the Tender Offer at or below the Purchase Price, the Offerors reserve the right to accept for purchase at the Purchase Price pursuant to the Tender Offer up to an additional 2% of our outstanding shares without extending the Expiration Date. If less than $4 million is tendered, the Offerors will buy all of the shares at the highest price up to $8.00. Shareholders tendering Shares shall be entitled to receive all dividends with an “ex-date” on or before the Expiration Date provided that they own Shares as of the record date.

The Offer is being made to all common shareholders of the Fund and is not conditioned upon any minimum number of Shares being tendered. If the number of Shares properly tendered and not withdrawn prior to the Expiration Date is less than or equal to the Offer Amount, the Offerors will, upon the terms and subject to the conditions of the Offer, purchase all Shares so tendered.

If the terms and conditions of the Offer have been satisfied or waived and shares having an aggregate purchase price of less than $4 million are properly tendered and not properly withdrawn prior to the Expiration Date, the Offerors will buy all shares properly tendered and not properly withdrawn. If the Offer is oversubscribed as described below, shares tendered will be subject to proration. The proration period and withdrawal rights expire on the Expiration Date. If there is proration, shares will be rounded up or down to the nearest whole share.

If the Offerors:

i.

a.	increase the maximum price to be paid above $8.00 per share or decrease the price to be paid below $6.00 per share or otherwise change the price range at which we are offering to purchase shares in the Offer;
b.	increase the aggregate purchase price for shares being sought in the Offer and such increase would result in the prospective purchase of a number of shares exceeding 2% of our outstanding shares; or
c.	decrease the aggregate purchase price for shares being sought in the Offer; and

ii.

a.	the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day (as defined below) from, and including, the date that announcement of any such change is first published, sent or given, the Offer will be extended until the expiration of such period of ten business days. A “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 5:00 P.M., Eastern time.

In accordance with the instructions to the Letter of Transmittal, stockholders desiring to tender shares must specify the price, not less than $6.00 and not more than $8.00 per share, at which they are willing to sell their shares. Alternatively, stockholders desiring to tender shares can choose not to specify a price and, instead, specify that they will sell their shares at the Purchase Price that the Fund determines pursuant to the terms of the Offer, which could be a price per share as low as $6.00 or as high as $8.00. If tendering stockholders wish to maximize the chance that the Fund will purchase their shares, they should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Offer.” Note that this election will mean that such stockholder’s shares will be deemed to be tendered at the minimum price of $6.00 per share. Tendering stockholders who make this election should understand that this election may lower the Purchase Price and could result in such stockholder’s shares being purchased at the minimum price of $6.00 per share.

All shares tendered and not purchased pursuant to the Offer, including shares not purchased because they were tendered at a price greater than the Purchase Price or because of proration provision, will be returned to the tendering stockholders or, in the case of shares delivered by book-entry transfer, credited to the account at the Book-Entry Transfer Facility from which the transfer had previously been made at the Fund’s expense promptly following the Expiration Date.

Proration

If proration of tendered shares is required, the Offerors will determine the proration factor promptly following the Expiration Date. Proration for each stockholder tendering shares will be based on the ratio of the number of shares properly tendered at or below the Purchase Price and not properly withdrawn by such stockholder to the total number of shares properly tendered at or below the Purchase Price and not properly withdrawn by all stockholders. If there is proration, shares will be rounded up or down to the nearest whole share. The preliminary results of any proration will be announced by press release promptly after the Expiration Date, although the Offerors do not expect that they will be able to announce the final proration factor or commence payment for any shares purchased pursuant to the Offer until three to five business days after the Expiration Date because of the difficulty in determining the number of shares properly tendered and not properly withdrawn. Stockholders may obtain preliminary proration information from the Information Agent and may be able to obtain such information from their brokers.

The number of shares that we will purchase from a stockholder pursuant to the Offer may affect the U.S. federal income tax consequences to that stockholder and, therefore, may be relevant to a stockholder’s decision whether or not to tender shares.

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of shares and will be furnished to brokers, dealers, commercial banks, trust companies and other nominees whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares.

2.	PROCEDURES FOR TENDERING SHARES.
A.	Proper Tender of Shares.

Holders of Shares that are registered in the name of a nominee holder, such as a broker, dealer, commercial bank, trust company or other nominee (“Nominee Holder”) should contact such firm if they desire to tender their Shares.

For Shares to be properly tendered pursuant to the Offer, the following must occur prior to 5:00 P.M., New York City time, on the Expiration Date:

(a)	A properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, (or an Agent’s Message, as defined below, in the case of a book-entry transfer, as described in Section 2.C), and any other documents required by the Letter of Transmittal must be received by the Depositary at its address set forth on page 3 of this Offer; and
(b)	the tendering shareholder must comply with the book-entry delivery procedure set forth in Section 2.C; or
(c)	Shareholders must comply with the Guaranteed Delivery Procedure set forth in Section 2.D.

If the Letter of Transmittal is signed by trustees, executors, administrators, guardians, agents, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and must submit proper evidence satisfactory to the Offerors of their authority to so act.

Letters of Transmittal should be sent to the Depositary; they should not be sent or delivered to the Offerors.

Section 14(e) of the Exchange Act and Rule 14e-4 promulgated thereunder make it unlawful for any person, acting alone or in concert with others, to tender shares in a partial tender offer for such person’s own account unless at the time of tender, and at the time the shares are accepted for payment, the person tendering has a net long position equal to or greater than the amount tendered in (i) shares, and will deliver or cause to be delivered such shares for the purpose of tender to the person making the offer within the period specified in the offer, or

(ii) an equivalent security and, upon acceptance of his or her tender, will acquire shares by conversion, exchange, or exercise of such equivalent security to the extent required by the terms of the offer, and will deliver or cause to be delivered the shares so acquired for the purpose of tender to the fund prior to or on the Expiration Date. Section 14(e) and Rule 14e-4 provide a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

The acceptance of Shares by the Offerors for payment will constitute a binding agreement between the tendering shareholder and the Offerors upon the terms and subject to the conditions of the Offer, including the tendering shareholder’s representation that (i) such shareholder has a net long position in the Shares being tendered within the meaning of Rule 14e-4 promulgated under the Exchange Act and (ii) the tender of such Shares complies with Rule 14e-4.

By submitting the Letter of Transmittal, a tendering shareholder shall, subject to and effective upon acceptance for payment of the Shares tendered, be deemed in consideration of such acceptance to sell, assign and transfer to, or upon the order of, the Offerors all right, title and interest in and to all the Shares that are being tendered (and any and all dividends, distributions, other Shares or other securities or rights declared or issuable in respect of such Shares after the Expiration Date) and irrevocably constitute and appoint the Depositary the true and lawful agent and Company as attorney in fact of the tendering shareholder with respect to such Shares (and any such dividends, distributions, other Shares or securities or rights), with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to: (a) deliver such Shares (and any such other dividends, distributions, other Shares or securities or rights) or transfer ownership of such Shares (and any such other dividends, distributions, other Shares or securities or rights), together, in either such case, with all accompanying evidences of transfer and authenticity to or upon the order of the Offerors, upon receipt by the Depositary of the purchase price; (b) present such Shares (and any such other dividends, distributions, other Shares or securities or rights) for transfer on the books of the Offerors; and (c) receive all benefits and otherwise exercise all rights of beneficial ownership of such Shares (and any such other dividends, distributions, other Shares or securities or rights), all in accordance with the terms of the Offer. Upon such acceptance for payment, all prior powers of attorney given by the tendering shareholder with respect to such Shares (and any such dividends, distributions, other Shares or securities or rights) will, without further action, be revoked and no subsequent powers of attorney may be given by the tendering shareholder with respect to the tendered Shares (and, if given, will be null and void.)

By submitting a Letter of Transmittal, and in accordance with the terms and conditions of the Offer, a tendering shareholder shall be deemed to represent and warrant that: (a) the tendering shareholder has full power and authority to tender, sell, assign and transfer the tendered Shares (and any and all dividends, distributions, other Shares or other securities or rights declared or issuable in respect of such Shares after the Expiration Date); (b) when and to the extent the Offerors accepts the Shares for purchase, the Fund will acquire good, marketable and unencumbered title thereto, free and clear of all liens, restrictions, charges, proxies, encumbrances or other obligations relating to their sale or transfer, and not subject to any adverse claim; (c) on request, the tendering shareholder will execute and deliver any additional documents deemed by the Depositary or the Offerors to be necessary or desirable to complete the sale, assignment and transfer of the tendered Shares (and any and all dividends, distributions, other Shares or securities or rights declared or issuable in respect of such Shares after the Expiration Date); and (d) the tendering shareholder has read and agreed to all of the terms of the Offer, including this Offer to Purchase and the Letter of Transmittal.

B.	Signature Guarantees and Method of Delivery.

Signatures on the Letter of Transmittal are required to be guaranteed if the tendered stock certificates are registered in a name other than that of the tendering shareholder or if a check for cash is to be issued in a name other than that of the registered owner of such Shares. In those instances, all signatures on the Letter of Transmittal must be guaranteed by an eligible guarantor acceptable to the Depositary (an “Eligible Guarantor”). An eligible guarantor includes a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program (“STAMP”), or a bank, broker, dealer, credit union, savings association or other entity that is an “Eligible Guarantor Institution” as such term is defined in Rule 17Ad-15 under the Exchange Act. If Shares are tendered for the account of an institution that qualifies as an Eligible Guarantor, signatures on the Letter of Transmittal are not required to be guaranteed. If the Letter of Transmittal is signed by a person or persons authorized to sign on behalf of the registered owner(s), then the Letter of Transmittal must be accompanied by documents evidencing such authority to sign to the satisfaction of the Fund.

THE METHOD OF DELIVERY OF ANY DOCUMENTS IS AT THE ELECTION AND RISK OF THE PARTY TENDERING SHARES. IF DOCUMENTS ARE SENT BY MAIL, IT IS RECOMMENDED THAT THEY BE SENT BY REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED.

C.	Book-Entry Delivery Procedure.

The Depositary will establish accounts with respect to the Shares at The Depositary Trust Company (“DTC”) for purposes of the Offer. Any financial institution that is a participant in any of DTC’s systems may make delivery of tendered Shares by (i) causing DTC to transfer such Shares into the Depositary’s account in accordance with DTC’s procedure for such transfer and (ii) causing a confirmation of receipt of such delivery to be received by the Depositary. DTC may charge the account of such financial institution for tendering Shares on behalf of shareholders. Notwithstanding that delivery of Shares may be properly effected in accordance with this book-entry delivery procedure, the Letter of Transmittal, with signature guarantee, if required, or, in lieu of the Letter of Transmittal, an Agent’s Message (as defined below) in connection with a book-entry transfer, must be transmitted to and received by the Depositary at the appropriate address set forth on page 3 of this Offer to Purchase before 5:00 P.M., New York City time, on the Expiration Date.

The term “Agent’s Message” means a message from DTC transmitted to, and received by, the Depositary forming a part of a timely confirmation of a book-entry transfer (a “Book-Entry Confirmation”), which states that DTC has received an express acknowledgment from the DTC participant (“DTC Participant”) tendering the Shares that are the subject of the Book-Entry Confirmation that (i) the DTC Participant has received and agrees to be bound by the terms of the Letter of Transmittal; and (ii) the Fund may enforce such agreement against the DTC Participant.

DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH DTC’S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY FOR PURPOSES OF THIS OFFER.

D.	Guaranteed Delivery Procedure.

If time will not permit the Letter of Transmittal and other required documents to reach the Depositary prior to the Expiration Date, you may properly tender Shares if the following three conditions are met:

(i)	You make such tenders by or through an Eligible Guarantor;
(ii)	The Depositary receives, prior to 5:00 P.M., New York City time, on the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Fund (delivered by mail, telegram, telex or facsimile transmission); and
(iii)	A Book-Entry Confirmation, together with a properly completed and duly executed Letter of Transmittal (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal), and any other documents required by the Letter of Transmittal, are received by the Depositary within two NYSE trading days after the execution date of the Notice of Guaranteed Delivery.
E.	Determination of Validity.

All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tenders will be determined by the Offerors, in its sole discretion, whose determination shall be final and binding. The Offerors reserve the absolute right to reject any or all tenders determined by it not to be in appropriate form or good order, or the acceptance of or payment for which may, in the opinion of the Fund’s counsel, be unlawful. The Offerors also reserve the absolute right to waive any of the conditions of the Offer or any defect in any tender with respect to any particular Shares or any particular shareholder, and the Fund’s interpretations of the terms and conditions of the Offer will be final and binding. Unless waived, any defects or irregularities in connection with tenders must be cured within such times as the Fund shall determine. Tendered Shares will not be accepted for payment unless any defects or irregularities have been cured or waived within such time. Neither the Offerors, the Depositary nor any other person shall be obligated to give notice of any defects or irregularities in tenders, nor shall any of them incur any liability for failure to give such notice.

F.	Federal Tax Withholding.

Backup Withholding. To prevent federal backup tax withholding equal to 24% of the gross payments made pursuant to the Offer, each shareholder must notify the Depositary of such shareholder’s correct taxpayer identification number (or certify that such taxpayer is awaiting a taxpayer identification number) and provide certain other information by completing the Internal Revenue Service (“IRS”) Form W-9. Non-U.S. Shareholders (as that term is defined in the next paragraph) who have not previously submitted an applicable IRS Form W-8 (W-8BEN, W-8BEN-E, W- 8ECI, W-8EXP, or W-8IMY) to the Fund must do so in order to avoid backup withholding.

Such form (and additional IRS forms) may be obtained from the Information Agent or the IRS at www.irs.gov. Additionally, if you submitted an applicable IRS Form W-8 without a taxpayer identification number more than three years ago or any information on the IRS Form W-8 that you submitted has changed, you must submit a new IRS Form W-8 to avoid backup withholding.

U.S. Withholding at the Source. Since the Fund cannot determine whether a payment made pursuant to the Offer should be characterized as a “ale or exchange” or a “dividend” for tax purposes at the time of the payment, any payment to a tendering shareholder who is a nonresident alien individual, a foreign trust or estate or a foreign corporation, as such terms are defined in the Internal Revenue Code of 1986, as amended (the “Code”) (a “Non-U.S. Shareholder”), that does not hold its Shares in connection with a trade or business conducted in the United States generally will be treated as a dividend for U.S. federal income tax purposes and generally will be subject to U.S. withholding tax at the rate of 30%. This 30% U.S. withholding tax will apply even if a Non-U.S. Shareholder has provided the required certification to avoid backup withholding (unless a reduced rate under an applicable tax treaty or exemption applies). A tendering Non-U.S. Shareholder who realizes a capital gain on a tender of Shares will not be subject to U.S. federal income tax on such gain unless the Shareholder is an individual who is physically present in the United States for 183 days or more during the tax year when the Shares are exchanged and certain other conditions are satisfied. A tendering Non-U.S. Shareholder who realizes a capital gain may be eligible to claim a refund of the withheld tax by filing a U.S. tax return if the shareholder can demonstrate that the proceeds from the Offer were not dividends. Special rules may also apply in the case of Non-U.S. Shareholders that are: (i) former citizens or residents of the United States; or (ii) subject to special rules such as “controlled foreign corporations.” Non-U.S. Shareholders are advised to consult their own tax advisers.

Foreign Account Tax Compliance Act (“FATCA”) Withholding. FATCA is effective for U.S. source dividends paid on or after July 1, 2014. Under existing U.S. Treasury regulations, FATCA withholding on gross proceeds from the sale or other disposition of certain U.S. obligations was to take effect on January 1, 2019; however, proposed U.S. Treasury regulations, which may currently be relied upon, would eliminate FATCA withholding on such types of payments. Since the Fund cannot determine whether a payment made pursuant to the Offer should be characterized as an “exchange” or a “dividend” for tax purposes at the time of the payment, any payment to a tendering shareholder who is a foreign financial institution (“FFI”) or non-financial foreign entity (“NFFE”) may be subject to a 30% withholding tax. The FATCA withholding tax generally can be avoided: (a) by an FFI, if it reports certain direct and indirect ownership of foreign financial accounts held by U.S. persons with the FFI and (b) by an NFFE, if it: (i) certifies that it has no “substantial U.S. owners” (as defined in the Code) as owners or (ii) if it does have such owners, reports information relating to them. The U.S. Treasury has negotiated intergovernmental agreements (“IGA”) with certain countries and is in various stages of negotiations with a number of other foreign countries with respect to one or more alternative approaches to implement FATCA. An entity in one of those countries may be required to comply with the terms of an IGA instead of U.S. Treasury regulations.

An FFI can also avoid FATCA withholding if it is a “deemed-compliant FFI” or by becoming a “participating FFI,” which requires the FFI to enter into a U.S. tax compliance agreement with the IRS or, if applicable, a governmental authority of its own country, under section 1471(b) of the Code (“FFI agreement”) under which it agrees to verify, report and disclose certain of its U.S. account holders and provided that such entity meets certain other specified requirements. The FFI will report to the IRS, or, depending on the FFI’s country of residence, to the government of that country (pursuant to the terms and conditions of an applicable IGA and applicable law), which will, in turn, report to the IRS. An FFI that is resident in a country that has entered into an IGA with the U.S. to implement FATCA will be exempt from FATCA withholding provided that the FFI shareholder and the applicable foreign government comply with the terms of such agreement.

An NFFE that is the beneficial owner of a payment from the Fund can avoid the FATCA withholding tax generally by certifying that it does not have any “substantial U.S. owners” (as defined in the Code) or by providing the name, address and taxpayer identification number of each “substantial U.S. owner.” The NFFE will report information either (i) to the Fund, or other applicable withholding agent, which will, in turn, report information to the IRS, or (ii) directly to the IRS.

Such foreign shareholders also may fall into certain exempt, excepted or deemed-compliant categories as established by U.S. Treasury regulations, IGAs, and other guidance regarding FATCA. An FFI or NFFE will need to provide the Fund with the applicable IRS Form W-8 (W-8BEN-E, W-8ECI, W-8EXP or W-8IMY) properly certifying the entity’s status under FATCA in order to avoid FATCA withholding. If a tendering shareholder is subject to withholding under both FATCA and either backup withholding or U.S. withholding at the source, the Fund will withhold only under FATCA (subject to an ability by the Fund to elect to backup withhold in certain circumstances).

Additional Information. For an additional discussion of federal income tax withholding as well as a discussion of certain other federal income tax consequences to tendering shareholders, see Section 14, “Certain Federal Income Tax Consequences.”

3.	WITHDRAWAL RIGHTS.

Except as otherwise provided in this Section 3, tenders of Shares made pursuant to the Offer will be irrevocable. If you desire to withdraw Shares tendered on your behalf by a Nominee Holder, you may withdraw by contacting that firm and instructing them to withdraw such Shares. You have the right to withdraw tendered Shares at any time prior to 5:00 P.M., New York City time, on the Expiration Date. Upon terms and subject to the conditions of the Offer, the Offerors expects to accept for payment properly tendered Shares promptly after the Expiration Date. You may not withdraw your Shares after 5:00 P.M., New York City time, on January 30, 2020 through February 13, 2020. If the Offerors have not yet accepted tendered Shares for payment by February 13, 2020, you may withdraw your tendered Shares.

To be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at the address set forth on page 3 of this Offer. Any notice of withdrawal must specify the name of the person who deposited the Shares to be withdrawn, the number of Shares to be withdrawn, and the names in which the Shares to be withdrawn are registered. Shareholders should contact the Information Agent for instructions if they wish to submit a notice of withdrawal.

If Shares have been delivered pursuant to the book-entry delivery procedure (set forth in Section 2, “Procedures for Tendering Shares”), any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn Shares (which must be the same name, number, and book-entry transfer facility from which the Shares were tendered), and must comply with the procedures of DTC.

All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Depositary in its sole discretion, whose determination shall be final and binding. Neither the Offerors, the Depositary nor any other person is or will be obligated to give any notice of any defects or irregularities in any notice of withdrawal, and none of them will incur any liability for failure to give any such notice. Shares properly withdrawn shall not thereafter be deemed to be tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following the procedures described in Section 2, “Procedures for Tendering Shares,” prior to 5:00 P.M., New York City time on the Expiration Date.

4.	PAYMENT FOR SHARES.

For purposes of the Offer, the Offerors will be deemed to have accepted for payment (and thereby purchased) Shares that are tendered and not withdrawn when, as and if, it gives oral or written notice to the Depositary of its acceptance of such Shares for payment pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, the Offerors will, promptly after the Expiration Date, accept for payment (and thereby purchase) Shares properly tendered prior to 5:00 P.M., New York City time, on the Expiration Date.

Payment for Shares accepted for payment pursuant to the Offer will be made by the Depositary out of funds made available to it by the Offerors. The Depositary will act as agent for the Offerors for the purpose of effecting payment to the tendering shareholders. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) a Book-Entry Confirmation of the delivery of such Shares, (ii) a properly completed and duly executed Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering shareholders at the same time and will depend upon when Book-Entry Confirmations of tendered Shares are received in the Depositary’s account at DTC.

If any tendered Shares are not accepted for payment or are not paid because of an invalid tender, or if a shareholder withdraws tendered Shares: (i) the Shares will be issued in book-entry form and will be electronically held in your account for such unpurchased Shares, as soon as practicable following the expiration, termination or withdrawal of the Offer; (ii) Shares delivered pursuant to the book-entry delivery procedures will be credited to the account from which they were delivered; and (iii) uncertificated Shares held by the Offerors’ transfer agent pursuant to the Offerors’ dividend reinvestment plan will be returned to the dividend reinvestment plan account maintained by the transfer agent.

The Offerors will pay all transfer taxes, if any, payable on the transfer to it of Shares purchased pursuant to the Offer. If, however, payment of the purchase price is to be made to, or if unpurchased Shares were registered in the name of, any person other than the tendering holder, or the Shares tendered are held in the name of any person other than the person signing the Letter of Transmittal, the amount of any transfer taxes (whether imposed on the registered holder or such other person) payable on account of such transfer will be deducted from the purchase price unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted. In addition, if certain events occur, the Offerors may not be obligated to purchase Shares pursuant to the Offer. See Section 5, “Certain Conditions of the Offer.”

Any tendering shareholder or other payee who fails to complete fully and sign the IRS Form W-9 may be subject to federal income tax withholding of 24% of the gross proceeds paid to such shareholder or other payee pursuant to the Offer. Non-U.S. shareholders should provide the Depositary with a completed IRS Form W-8 in order to avoid 24% backup withholding. A copy of IRS Form W-8 will be provided upon request from the Depositary. See Section 2, “Procedures for Tendering Shares” and Section 14, “Certain Federal Income Tax Consequences.”

5.	CERTAIN CONDITIONS OF THE OFFER.

Notwithstanding any other provision of the Offer, the Offerors will not be required to accept for payment, purchase or pay for any Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of or the payment for Shares tendered, subject to Rule 13e-4(f) under the Exchange Act if any of the following events or circumstances shall have occurred (or shall have been determined by the Offerors in its reasonable judgment to have occurred):

(1)	such transactions, if consummated, would (a) result in delisting of the Fund’s Shares from NASDAQ; (b) impair the Fund’s status as a regulated investment company under the Investment Company Act of 1940, as amended (the “1940 Act”) (which would make the Fund subject to U.S. federal income taxes on all of its income and gains in addition to the taxation of shareholders who receive distributions from the Fund); or (c) result in a failure to comply with the applicable asset coverage requirements applicable to senior securities of the Fund that are issued and outstanding;
(2)	the amount of Shares tendered would require liquidation of such a substantial portion of the Fund’s portfolio securities that the Fund would not be able to liquidate portfolio securities in an orderly manner in light of the existing market conditions and such liquidation would have an adverse effect on the NAV of the Fund to the detriment of non-tendering shareholders;
(3)	there is any (a) in the Board of Directors’ judgment, material legal action or proceeding instituted or threatened challenging such transactions or otherwise materially adversely affecting the Fund; (b) suspension of or limitation on prices for trading securities generally on the National Association of Securities Dealers Automated Quotation System (“NASDAQ”) National Market System or other national securities exchange(s), or (c) declaration of a banking moratorium by Federal or state authorities or any suspension of payment by banks in the United States or New York State;

(d) limitation affecting the Fund or the issuers of its portfolio securities imposed by federal or state authorities on the extension of credit by lending institutions; (e) commencement of war, armed hostilities or other international or national calamity directly or indirectly involving the United States; or (f) in the Board of Directors’ judgment, other event or condition which would have a material adverse effect on the Fund or its shareholders if tendered Shares were purchased; or (4) the Board of Directors determines that effecting any such transaction would constitute a breach of their fiduciary duty owed to the Fund or its shareholders. The Board of Directors may modify these conditions in light of experience.

The Offerors reserves the right, at any time during the pendency of the Offer, to terminate, extend or amend the Offer in any respect. If the Offerors determines to terminate or amend the Offer or to postpone the acceptance for payment of or payment for Shares tendered, it will, to the extent necessary, extend the period of time during which the Offer is open as provided in Section 15, Extension of Tender Period; Termination; Amendments.”

6.	PURPOSE OF THE OFFER.

The Fund’s Board determined that it is in the best interests of the Fund to repurchase shares of its common stock and that at this time the Offer described in this Offer to Purchase is a prudent and effective way to do so and to provide value and increased liquidity to the Fund’s stockholders. The Fund’s shares currently trade at a discount to its NAV per share and we believe a tender offer at the Purchase Price will provide value to the Fund’s stockholders. Our Board believes the modified “Dutch auction” tender offer set forth in this Offer to Purchase is a mechanism that will provide all stockholders with the opportunity to tender all or a portion of their shares. Conversely, the Offer also affords stockholders the option not to participate and, thereby, to increase their relative percentage interest in the Fund and its future results. In addition, the Board believes the Offer provides stockholders with an opportunity to obtain liquidity with respect to all or a portion of their shares, without potential disruption to the share price and the usual transaction costs inherent in open market purchases and sales. The Board may consider undertaking additional tender offer(s) based upon a variety of factors, including the performance of Fund’s stock price.

NEITHER THE FUND NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ANY OR ALL OF SUCH SHAREHOLDER’S SHARES AND HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. SHAREHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT THEIR OWN INVESTMENT AND TAX ADVISERS, AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER.

7.	PLANS OR PROPOSALS OF THE FUND.

The Fund has no present plans or proposals, and is not engaged in any negotiations, that relate to or would result in: any extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Fund; any purchase, sale or transfer of a material amount of assets of the Fund (other than in its ordinary course of business); any material changes in the Fund’s present capitalization (except as resulting from the Offer or otherwise set forth herein); or any other material changes in the Fund’s structure or business.

8.	PRICE RANGE OF SHARES.

The Shares are traded on the NASDAQ. During each completed fiscal quarter of the Fund during the past two fiscal years and during the current fiscal year, the highest and lowest NAV, Market Price per Share, and period-end NAV and Market Price per Share (as of the close of ordinary trading on the NASDAQ on the last day of such periods) were as follows:

Fiscal Quarter Ended	Market Price ($)
	High	Low	Close
March 31, 2017	$8.52	$7.67	$7.96
June 30, 2017	$8.56	$7.99	$8.39
September 30, 2017	$8.37	$7.33	$8.00
December 31, 2017	$8.96	$7.89	$8.96
March 31, 2018	$12.53	$9.09	$11.29
June 30, 2018	$15.36	$10.46	$14.17
September 30, 2018	$16.94	$12.75	$16.94
December 31, 2018	$17.50	$9.86	$11.20
March 31, 2019	$14.93	$11.25	$13.27
June 30, 2019	$13.18	$9.31	$9.31
September 30, 2019	$9.31	$7.38	$7.65

On December 13, 2019, the last reported sale price of the shares on Nasdaq was $5.59 per share. Stockholders are urged to obtain current market quotations for the shares before deciding whether to tender their shares and at what price.

The Fund’s NAV per share is determined quarterly and is reflected in the Fund’s published reports on Form 10-Q and Form 10-K. The Fund’s NAV per share fluctuates from quarter to quarter, sometimes dramatically, primarily based on the updated performance of the Fund’s portfolio companies. The Fund’s most recent NAV per share, determined as of September 30, 2019, was $21.16 per share and is reflected in the Form 10-Q filed for such fiscal quarter end. With respect to the current quarter, until the valuation process is completed, the Fund cannot estimate the precise amount of the Fund’s NAV per share. Therefore, until the valuation process for the quarter ended December 31, 2019, is completed, the precise amount of the Fund’s NAV per share will not be certain. The final NAV per share as of December 31, 2019, will be reflected in the Form 10-K that will be filed for the fiscal year end. The Fund will publicly announce the preliminary NAV, as of December 31, 2019, prior to the expiration of the Offer on January 30, 2020.

The preliminary NAV will only be an estimate.

The Fund distributes net realized gains. Shareholders tendering Shares shall be entitled to receive all dividends with an “ex-date” on or before the Expiration Date, but not yet paid, on Shares tendered pursuant to the Offer.

9.	INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS: TRANSACTIONS AND ARRANGEMENTS CONCERNING THE SHARES.

As of December 2, 2019, the Board of Directors of the Fund consists of: Kevin Landis, Greg Burglin, Kimun Lee, Nicholas Petredis and Rodney Yee.

Mr. Landis is considered an “interested person” of the Fund, as that term is defined in the 1940 Act, because of his affiliation with Firsthand Capital Management, Inc., the adviser to the Fund (the “Adviser”), and also President and Chief Executive Officer of Firsthand Funds which he co-founded in 1994. Mr. Landis is a well-known technology investor who serves as portfolio manager for Firsthand Alternative Energy Fund and Firsthand Technology Opportunities Fund, each an affiliate of the Fund.

As of December 2, 2019, the executive officers of the Fund are: (i) Kevin Landis, Chairman of the Board of Directors, President, Chief Executive Officer; (ii) Omar Billawala, Chief Financial Officer; and (iii) Nichole Mileski, Chief Compliance Officer. Correspondence to the Directors and executive officers of the Fund should be mailed to c/o Firsthand Technology Value Fund, Inc., 150 Almaden Boulevard, Suite 1250, San Jose, CA 95113, Attn: Secretary.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth, as to each director or executive officer and their associates, all of the executive officers and their associates as a group and all of the other beneficial owners of more than 5% of the outstanding Shares of common stock , the number of Shares and percentage beneficially owned as of December 13, 2019. The address of each of the listed directors and officers is c/o the Fund, 150 Almaden Boulevard, Suite 1250, San Jose, CA 95113.

Name of Beneficial Owner of Common Stock	Number of Shares	Percent of Class(1)
Independent Directors
Greg Burglin
Kimun Lee	1300	0.02%
Nicholas Petredis
Rodney Yee
Interested Director
Kevin Landis	330,715	4.61%
Executive Officers
Omar Billawalla	167	0.0%
Nichole Mileski
*	Less than 1% of class.
(1)	Based on 7,178,770 Shares of common stock outstanding as of December 9, 2019.

Based upon the Fund’s records and upon information provided to the Fund by its Directors, executive officers and affiliates (as such term is used in Rule 12b-2 under the Exchange Act), as of December 13, 2019, the Directors and executive officers of the Fund, as a group beneficially owned 332,182 Shares of the Fund, approximately, 4.63% of the Fund’s total outstanding Shares. The Fund has been informed that no Director or executive officer of the Fund intends to tender any Shares pursuant to the Offer.

Based upon the Fund’s records and upon information provided to the Fund by its Directors, executive officers and affiliates (as such term is used in Rule 12b-2 under the Exchange Act), neither the Fund nor, to the best of the Fund’s knowledge, any of the Directors or executive officers of the Fund, nor any associates (as such term is used in Rule 12b-2 under the Exchange Act) of any of the foregoing, has effected any transactions in Shares during the sixty business day period prior to the date hereof.

Except as set forth in this Offer to Purchase, neither the Fund nor, to the best of the Fund’s knowledge, any of its affiliates, Directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer with respect to any Shares (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any Shares, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations).

The Adviser serves as investment adviser to the Fund pursuant to an investment management agreement. Under the investment management agreement, the Adviser provides investment advisory services to the Fund for a fee consisting of two components, a base management fee and an incentive fee.

The base management fee is calculated at an annual rate of 2.00% of the Fund’s gross assets. Base management fees for any partial month or quarter are pro-rated. The incentive fee is determined and payable in arrears as of the end of each calendar year (or upon termination of the investment management agreement, as of the termination date), and equals 20% of the Fund’s realized capital gains, if any, on a cumulative basis from inception through the end of each calendar year, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less the aggregate amount of any previously paid incentive fees. The investment advisory fee payable by the Fund will not be reduced while the Fund’s assets are invested in cash-equivalent securities.

The Adviser’s services under the investment management agreement are not exclusive. The Adviser is free to furnish similar services to other entities so long as its services to the Fund are not impaired. The Adviser currently serves as investment adviser to Firsthand Funds, a family of open-end funds.

The Fund also is a party to certain other service agreements. The Fund is a party to a Transfer Agency and Service Agreement with BNY Mellon Investment Servicing (US) (“BNY Mellon”). The Fund pays BNY Mellon an annual maintenance fee plus out-of-pocket expenses for the services it provides as transfer, shareholder services and dividend disbursing agent for the Fund. BNY Mellon serves as custodian for the Fund’s portfolio securities pursuant to an Administration and Accounting Agreement entered into with the Fund. Under this Administrative and Accounting Agreement, the Fund is obligated to pay BNY Mellon reasonable compensation for its services and expenses as agreed upon from time to time between the Fund and BNY Mellon. The amounts paid by the Fund under these service agreements are disclosed in the Fund’s financial statements, which can be found in the Fund’s annual and quarterly reports

10.	CERTAIN EFFECTS OF THE OFFER.

As of December 9, 2019, the Fund had 7,178,770 shares of our common stock outstanding. Assuming that the conditions to the Offer are satisfied or waived and the Offer is fully subscribed, if the Purchase price is $6.00 the Offerors would purchase 666,666 shares and if the Purchase Price per share is $8.00 the Offerors would purchase 500,000 shares, representing approximately 9.29% and 6.97%, respectively, of the Fund’s outstanding shares as of the date of this Offer to Purchase. Stockholders may be able to sell non-tendered shares in the future on the Nasdaq or otherwise, at a net price higher or lower than the Purchase Price. No assurance can be given, however, as to the price at which a stockholder may be able to sell such shares in the future.

Effect on NAV and Consideration Received by Tendering Shareholders. The Offerors will share equally in the aggregate purchase price of Shares accepted for payment pursuant to the Offer. With respect to its share of the purchase price, the Offerors anticipates that funds will be first derived from any cash on hand then from the proceeds from the sale of securities held in the Fund’s Fidelity Institutional Money Market Treasury Portfolio. If the Fund is required to sell a substantial amount of portfolio securities to raise cash to finance the Offer, the over-supply of portfolio securities for sale could cause market prices of the Fund’s portfolio securities, and hence the Fund’s NAV, to decline. If such a decline occurs, a sale of such portfolio securities will cause increased brokerage and related transaction expenses, and the Fund may receive proceeds from the sale of such portfolio securities that are less than the valuations of such securities by the Fund. Accordingly, because of the Offer, the Fund’s NAV may decline more than it otherwise might, thereby reducing the NAV for non-tendering shareholders.

The Offerors are required by law to pay for tendered Shares it accepts for payment promptly after the Expiration Date of this Offer. If on or prior to the Expiration Date the Fund does not have, or believes it is unlikely to have, sufficient cash to pay its portion of the purchase price, it may extend the Offer to allow additional time to sell portfolio securities and raise sufficient cash.

Effect on Remaining Shareholders, Higher Expense Ratio and Less Investment Flexibility. The purchase of Shares by the Fund pursuant to the Offer will have the effect of increasing the proportionate interest in the Fund of non-tendering shareholders. All shareholders remaining after the Offer will be subject to any increased risks associated with the reduction in the Fund’s aggregate assets resulting from payment for the tendered Shares, such as greater volatility due to decreased diversification and proportionately higher expenses. The reduced net assets of the Fund as a result of the Offer may result in less investment flexibility for the Fund, depending on the number of Shares repurchased, and may have an adverse effect on the Fund’s investment performance.

Effect on Percentage of Illiquid and Restricted Securities in the Fund’s Portfolio. As of September 30, 2019, the Fund held illiquid or restricted portfolio securities in an amount equal to 89.0% of the Fund’s total net assets. If the Fund does not purchase any additional illiquid or restricted securities, no existing portfolio securities become illiquid prior to the Expiration Date, and the Fund funds its portion of the purchase price pursuant to the Offer, the portion of illiquid securities in the Fund’s portfolio would increase to 90.2% of the Fund’s total net assets following the Offer.

Possible Proration. If more Shares are properly tendered and not withdrawn prior to the Expiration Date than can be purchased from the Offer Amount, then, upon the terms and subject to the conditions of the Offer, Shares will be purchased on a pro rata basis. Accordingly, shareholders cannot be assured that all of their tendered Shares will be repurchased.

THE OFFER MAY HAVE CERTAIN ADVERSE CONSEQUENCES FOR TENDERING AND NON-TENDERING SHAREHOLDERS.

11.	SOURCE AND AMOUNT OF FUNDS.

Assuming the Offer is fully subscribed, we expect that the aggregate purchase price will be $4 million. We expect the Offerors to share equally in the purchase of shares tendered in the Offer and the payment of related fees and expenses. We do not have any alternative financing arrangement or alternative financing plans.

12.	CERTAIN INFORMATION ABOUT THE FUND.

The Fund is an externally managed, closed-end, non-diversified management investment company organized as a Maryland corporation that has elected to be treated as a business development company under the 1940 Act. The Fund intends to elect to be treated for tax purposes as a regulated investment company, or RIC, under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”) and to qualify annually thereafter.

The Fund was incorporated under the Maryland General Corporation Law in April 2010 and acquired its initial portfolio of securities through the reorganization (the “Reorganization”) of Firsthand Technology Value Fund (“TVF”), an open-end mutual fund and a series of Firsthand Funds, into the Fund. The Reorganization was completed on April 15, 2011 and the Fund commenced operations on April 18, 2011. The Fund differs from an open-end investment company (i.e., a mutual fund) in that does not redeem its Shares at the election of a shareholder and does not continually offer its Shares for sale to the public. As of December 9, 2019, the Fund has only one authorized class of capital stock, Common Stock, $0.001 par value per share with 7,178,770 Shares issued and outstanding and has no debt securities outstanding.

The Fund’s investment objective is to seek long-term growth of capital. There can be no assurance that it will achieve its investment objective. Under normal circumstances, the Fund will invest at least 80% of our net assets for investment purposes in technology companies. We consider technology companies to be those companies that derive at least 50% of their revenues from products and/or services within the information technology sector and in the “cleantech” sector. Information technology companies include, but are not limited to, those focused on computer hardware, software, social networking, telecommunications, networking, Internet, and consumer electronics. While there is no standard definition of cleantech, it is generally regarded as including goods and services designed to harness renewable energy and materials, eliminate emissions and waste, and reduce the use of natural resources. In addition, under normal circumstances, the Fund will invest at least 70% of its total assets in privately-held companies and public companies with market capitalizations of less than $250 million. Our portfolio will primarily be composed of equity and equity derivative securities of technology and cleantech companies. We expect that these investments will range between $1 million and $10 million each, although this investment size will vary proportionately with the size of our capital base. We acquire our investments through direct investments in private companies, negotiations with selling shareholders, and in organized secondary marketplaces for private securities.

While our primary focus is to invest in illiquid private technology and cleantech companies, we may also invest in micro-cap publicly traded companies. In addition, we may invest up to 30% of the portfolio in opportunistic investments that do not constitute the private companies and micro-cap public companies described above. These other investments may include investments in securities of public companies that are actively traded. These other investments may also include investments in high-yield bonds, distressed debt, or securities of public companies that are actively traded; and securities of companies located outside of the United States.

On December 22, 2014, pursuant to our agreement with a shareholder, the Fund commenced a tender offer to purchase up to $20 million of its issued and outstanding common shares for cash at a price per share equal to 95% of the Fund’s NAV per share determined as of the close of ordinary trading on the NASDAQ Global Market on December 31, 2014 ($23.2702 per share). The tender offer, which expired on January 22, 2014 at 12:00 midnight, New York City time, was oversubscribed. Because the number of shares tendered exceeded the maximum amount of its offer, the Fund purchased shares from tendering shareholders on a pro-rata basis based on the number of shares properly tendered. Of the 5,044,728 shares properly tendered, the Fund purchased 859,468 shares of common stock pursuant to the tender offer.

The principal executive offices of the Fund are located at 150 Almaden Boulevard, Suite 1250, San Jose, California 95113. The telephone number of the Fund is (408) 886-7096.

13.	ADDITIONAL INFORMATION.

The Fund is subject to the information and reporting requirements of the 1940 Act and in accordance therewith is obligated to file reports and other information with the U.S. Securities and Exchange Commission (the “Commission”) relating to its business, financial condition and other matters. The Offerors have also filed an Issuer Tender Offer Statement on Schedule TO with the Commission. Such reports and other information are available for inspection at the public reference room at the Commission’s office, 100 F Street, N.E., Washington, D.C. 20549. Copies may be obtained, by mail, upon payment of the Commission’s customary charges, by writing to its principal office at 100 F Street, N.E., Washington, D.C. 20549. Such reports and other information are also available on the Commission’s website (www.sec.gov).

14.	CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

The following discussion is a general summary of the U.S. federal income tax consequences of a sale of Shares pursuant to the Offer. Shareholders should consult their own tax s regarding the tax consequences of a sale of Shares pursuant to the Offer, as well as the effects of state, local and foreign tax laws. See also “Federal Income Tax Withholding,” in Section 2.F.

Federal Income Tax Consequences to Tendering Shareholders – U.S. Shareholders.

In General. A shareholder’s tender of all or a part of its Shares for cash pursuant to the Offer may be a taxable transaction for federal income tax purposes. The tax consequences of the sale will be determined in part under the stock redemption rules of Section 302 of the Code. The amount and characterization of income recognized by a shareholder in connection with a sale pursuant to the Offer will depend on whether the sale is treated as an “exchange” or a “dividend” for tax purposes.

Treatment as an Exchange. If the redemption qualifies under any of the provisions of Section 302(b) of the Code, as more fully described below, the cash received pursuant to the Offer will be treated as a distribution from the Fund in exchange for the Shares sold. The treatment accorded to such an exchange results in a shareholder’s recognizing gain or loss equal to the difference between (a) the cash received by the shareholder pursuant to the Offer and (b) the shareholder’s adjusted tax basis in the Shares surrendered. Assuming the Shares are held as capital assets, such recognized gain or loss will be capital gain or loss. If the Shares were held longer than one year, such capital gain or loss will be long-term. The maximum rate on long- term capital gains for individuals applicable to such a sale of Shares is 20%. If the Shares were held for one year or less, such capital gain or loss will be short-term, taxable as ordinary income. The maximum rate on ordinary income for individuals is 37%. Additionally, such gain may be taxed at a 3.8% federal rate as part of net investment income to individuals, estates and trusts under Section 1411 of the Code (see below). Under certain “wash sales” rules, recognition of a loss on Shares sold pursuant to the Offer will ordinarily be disallowed to the extent a shareholder acquires Shares within 30 days before or after the date Shares are purchased pursuant to the Offer and, in that event, the basis and holding period of the Shares acquired will be adjusted to reflect the disallowed loss.

Treatment as a Dividend. If none of the provisions under Section 302(b) of the Code outlined below are satisfied, a shareholder will be treated as having received a dividend taxable as ordinary income in an amount equal to the entire amount of cash received by the shareholder for its Shares pursuant to the Offer to the extent the Fund has current and/or accumulated earnings and profits. Any amounts treated as distributions to shareholders in excess of the Fund’s current and accumulated earnings and profits will be treated as a return of capital to such shareholders to the extent of their basis in their Shares (thus reducing such shareholders basis in their Shares) and then as capital gain (which will be long-term or short-term depending on such shareholder’s applicable holding period for the Shares tendered).

Accordingly, the difference between “dividend” and “sale or exchange” treatment is important with respect to the amount (there is no basis offset for dividends) and character of income that tendering shareholders are deemed to receive. While the marginal tax rates for dividends and capital gains remains the same for corporate shareholders (21%), under the Code the top income tax rate on ordinary income of individuals (37%) exceeds the maximum tax rate on net capital gains (20%) except to the extent any such dividends are designated by the Fund as qualified dividends taxable at the same rate as net capital gains. In general, for individuals the amount of dividends that may be designated by the Fund as qualified dividend income cannot exceed the amount of qualified dividend income earned by the Fund on its investments for the taxable year. For corporate shareholders, the amount of dividends that may be designated by the Fund as qualifying for the 50% corporate dividends-received deduction cannot exceed the amount of the dividends received by the Fund on its investments in domestic corporations for the taxable year.

Each shareholder’s tax adviser should determine whether that shareholder qualifies under one of the provisions of Section 302(b) of the Code. In the event that the transaction is treated as a dividend distribution to a shareholder for federal income tax purposes, such shareholder’s remaining tax basis in the Shares actually redeemed will be added to the tax basis of such shareholder’s remaining Shares in the Fund. In the event that a shareholder actually owns no Shares in the Fund after the redemption, but the transaction is nevertheless treated as a dividend distribution because such shareholder constructively owns Shares in the Fund (see below), such shareholder’s tax basis should be added to Shares in the Fund owned by related persons that were considered constructively owned by such shareholder.

Constructive Ownership of Stock. In determining whether the provisions under Section 302(b) of the Code, as described below, are satisfied, a shareholder must take into account not only Shares actually owned by such shareholder, but also Shares that are constructively owned within the meaning of Section 318 of the Code. Under Section 318 of the Code, a shareholder may constructively own Shares actually owned, and in some cases constructively owned, by certain related individuals and certain entities in which the shareholder or a related individual or entity has an interest. The rules of constructive ownership are complex and must be applied to a particular shareholder’s situation by a tax adviser.

The Provisions of Section 302(b) of the Code. Under Section 302(b) of the Code, a redemption will be taxed as an exchange, and not as a dividend, if it (a) results in a “complete redemption” of all the Shares owned by a shareholder, (b) is “substantially disproportionate” with respect to a shareholder, (c) is “not essentially equivalent to a dividend” with respect to a shareholder, or (d) results in a “partial liquidation” of the distributing corporation by a noncorporate shareholder. It is unclear whether a regulated investment company can satisfy the requirements of clause (d) in the preceding sentence. The remainder of this discussion does not address the “partial liquidation” provision of Section 302(b) of the Code. You should consult your own tax adviser regarding the potential applicability of Section 302 of the Code to you.

Each shareholder should be aware that, under certain circumstances, sales, purchases, or transfers of Shares in the market or to or from other parties contemporaneous with sales pursuant to the Offer may be taken into account in determining whether the tests under clause (a), (b), or (c) above are satisfied. Further, the Fund believes that in the event the Offer is oversubscribed, resulting in a proration, it is likely that less than all the Shares tendered by a shareholder will be purchased by the Fund. Proration may affect whether a sale by a shareholder will satisfy the provisions (a), (b), or (c) above.

A brief description of the three major applicable provisions of Section 302(b) of the Code is as follows:

1.	A Complete Redemption of Interest. The receipt of cash by a shareholder will result in a “complete redemption” of all the Shares owned by the shareholder within the meaning of Section 302(b)(3) of the Code if either (i) all the Shares actually and constructively owned by the shareholder are sold pursuant to the Offer or (ii) all the Shares actually owned by the shareholder are sold pursuant to the Offer, the only Shares the shareholder constructively owns are actually or indirectly owned by such shareholder’s family members, and the shareholder is eligible to waive and effectively waives, under procedures described in Section 302(c) of the Code, such constructive ownership.
2.	A Substantially Disproportionate Redemption. The receipt of cash by a shareholder will be “substantially disproportionate” with respect to such shareholder within the meaning of Section 302(b)(2) of the Code if the percentage of the total outstanding Shares actually and constructively owned by the shareholder immediately following the sale of Shares pursuant to the Offer is less than 80 percent of the percentage of the total outstanding Shares actually and constructively owned by such shareholder immediately before such sale. Additionally, in order for this provision to apply, such shareholder must own less than 50 percent of the total combined voting power of the Fund after the sale of Shares pursuant to the Offer.
3.	Not Essentially Equivalent to a Dividend. Even if a sale by a shareholder fails to meet the “complete redemption” or “substantially disproportionate” tests, a shareholder may nevertheless meet the “not essentially equivalent to a dividend” test. Whether a specific redemption is “not essentially equivalent to a dividend” depends on the individual shareholder’s facts and circumstances. In any event, the redemption must result in a “meaningful reduction” of the shareholder’s proportionate interest in the Fund. The IRS has indicated in a published ruling that, in the case of a minority shareholder in a publicly held corporation whose relative stock investment in the corporation was minimal and who exercised no control over corporate affairs, a small reduction in the percentage ownership interest of such shareholder in such corporation (from .0001118 percent to .0001081 percent—a 3.3 percent reduction under the facts of this ruling) was sufficient to constitute a “meaningful reduction.” Shareholders seeking to rely on this test should consult their own tax advisers as to the application of this particular standard to their own situations.

Backup Withholding. The Depositary may be required to withhold 24% of the gross proceeds paid to a shareholder or other payee pursuant to the Offer unless either: (a) the shareholder has completed and submitted to the Depositary the IRS Form W-9 providing the shareholder’s taxpayer identification number/social security number and certifying under penalties of perjury: (i) that such number is correct, (ii) that (A) the shareholder is exempt from backup withholding, (B) the shareholder has not been notified by the IRS that the shareholder is subject to backup withholding as a result of an under-reporting of interest or dividends, or (C) the IRS has notified the shareholder that the shareholder is no longer subject to backup withholding, (iii) the shareholder is a U.S. citizen or other U.S. person (as defined in IRS Form W-9), and (iv) the FATCA code(s) entered on the form (if any) indicating that the shareholder is exempt from FATCA reporting is correct; or (b) an exception applies under applicable law and Treasury regulations.

Net Investment Income Tax. A 3.8% net investment income tax is imposed on net investment income earned by certain individuals, estates and trusts. “Net investment income,” for these purposes, means investment income, including ordinary dividends and net gains from taxable dispositions of Fund Shares, reduced by the deductions properly allocable to such income. In the case of an individual, the tax will be imposed on the lesser of (1) the shareholder’s net investment income for such taxable year or (2) the amount by which the shareholder’s modified adjusted gross income for such taxable year exceeds $250,000 (if the shareholder is married and filing jointly or a surviving spouse), $125,000 (if the shareholder is married and filing separately) or $200,000 (in any other case). The net investment income tax, if applicable, is reported by you on, and paid with, your federal income tax return.

Federal Income Tax, Consequences to Tendering Shareholders - Non -U.S. Shareholders.

U.S. Withholding at the Source. Since the Fund cannot determine whether a payment made pursuant to the Offer should be characterized as an “exchange” or a “dividend” for tax purposes at the time of the payment, any payments to a tendering shareholder who is a Non-U.S. Shareholder that does not hold its Shares in connection with a trade or business conducted in the United States generally will be treated as a dividend for U.S. federal income tax purposes and generally will be subject to U.S. withholding tax at the rate of 30%. This 30% U.S. withholding tax will apply even if the Non-U.S. Shareholder has provided the required certification to avoid backup withholding (unless a reduced rate under an applicable tax treaty or exemption applies). In order to obtain a reduced rate of withholding under an applicable tax treaty, a Non-U.S. Shareholder must deliver to the Depositary before the payment a properly completed and executed IRS Form W-8BEN or W-8BEN-E. In order to obtain an exemption from withholding on the grounds that the Non-U.S. Shareholder holds its Shares in connection with a trade or business conducted in the United States, the Non-U.S. Shareholder must deliver to the Depositary a properly completed and executed IRS Form W-8ECI. Such forms (and additional IRS forms) may be obtained from the Information Agent or the IRS at www.irs.gov.

A tendering Non-U.S. Shareholder who realizes a capital gain on a tender of Shares will not be subject to U.S. federal income tax on such gain, unless the Shareholder is an individual who is physically present in the United States for 183 days or more during the tax year when the Shares are exchanged and certain other conditions are satisfied. A tendering Non-U.S. Shareholder who realizes a capital gain may be eligible to claim a refund of the withheld tax by filing a U.S. tax return and demonstrating that it satisfies one of the provisions of Section 302 described above or is otherwise able to establish that no withholding tax or a reduced amount of withholding tax is due. Special rules may also apply in the case of Non-U.S. Shareholders that are: (i) former citizens or residents of the United States or (ii) subject to special rules such as “controlled foreign corporations.” Non-U.S. Shareholders are advised to consult their own tax advisers.

Backup Withholding and Certification Rules. Non-U.S. shareholders have special U.S. tax certification requirements to avoid backup withholding at a rate of 24%, and if applicable, to obtain the benefit of any income tax treaty between the non-U.S. shareholder’s country of residence and the United States. To claim these tax benefits, the non-U.S. shareholder must provide the Depositary with a properly completed IRS Form W-8BEN (or other IRS Form W-8, where applicable, or their substitute forms) to establish his or her status as an non-U.S. shareholder, to claim beneficial ownership over Shares, and to claim, if applicable, a reduced rate of or exemption from withholding tax under the applicable treaty. Backup withholding generally will not apply to amounts subject to the 30% withholding tax or a treaty-reduced rate of withholding.

FATCA Withholding. FATCA is effective for U.S. source dividends paid on or after July 1, 2014. Additionally, under existing U.S. Treasury regulations, FATCA withholding on gross proceeds from the sale or other disposition of certain U.S. obligations was to take effect on January 1, 2019; however, proposed U.S. Treasury regulations, which may currently be relied upon, would eliminate FATCA withholding on such types of payments. Since the Fund cannot determine whether a payment made pursuant to the Offer should be characterized as an “exchange” or a “dividend” for tax purposes at the time of the payment, any payment to a tendering shareholder who is a foreign financial institution (“FFI”) or non-financial foreign entity (“NFFE”) may be subject to a 30% withholding tax. The FATCA withholding tax generally can be avoided: (a) by an FFI, if it reports certain direct and indirect ownership of foreign financial accounts held by U.S. persons with the FFI and (b) by an NFFE, if it: (i) certifies that it has no “substantial U.S. owners” (as defined in the Code) as owners or (ii) if it does have such owners, reports information relating to them. The U.S. Treasury has negotiated intergovernmental agreements (“IGA”) with certain countries and is in various stages of negotiations with a number of other foreign countries with respect to one or more alternative approaches to implement FATCA. An entity in one of those countries may be required to comply with the terms of an IGA instead of U.S. Treasury regulations.

An FFI can also avoid FATCA withholding if it is a “deemed-compliant FFI” or by becoming a “participating FFI,” which requires the FFI to enter into a U.S. tax compliance agreement with the IRS or, if applicable, a governmental authority of its own country, under section 1471(b) of the Code (“FFI agreement”) under which it agrees to verify, report and disclose certain of its U.S. account holders and provided that such entity meets certain other specified requirements. The FFI will report to the IRS, or, depending on the FFI’s country of residence, to the government of that country (pursuant to the terms and conditions of an applicable IGA and applicable law), which will, in turn, report to the IRS. An FFI that is resident in a country that has entered into an IGA with the U.S. to implement FATCA will be exempt from FATCA withholding provided that the FFI shareholder and the applicable foreign government comply with the terms of such agreement.

An NFFE that is the beneficial owner of a payment from the Fund can avoid the FATCA withholding tax generally by certifying that it does not have any “substantial U.S. owners” (as defined in the Code) or by providing the name, address and taxpayer identification number of each “substantial U.S. owner.” The NFFE will report information either (i) to the Fund, or other applicable withholding agent, which will, in turn, report information to the IRS, or (ii) directly to the IRS.

Such foreign shareholders also may fall into certain exempt, excepted or deemed compliant categories as established by U.S. Treasury regulations, IGAs, and other guidance regarding FATCA. An FFI or NFFE will need to provide the Fund with the applicable IRS Form W-8 (W-8BEN-E, W-8ECI, W-8EXP or W-8IMY) properly certifying the entity’s status under FATCA in order to avoid FATCA withholding. If a tendering shareholder is subject to withholding under both FATCA and either backup withholding or U.S. withholding at the source, the Fund will withhold only under FATCA (subject to an ability by the Fund to elect to backup withhold in certain circumstances).

Non-U.S. Shareholders are urged to consult their own tax advisers regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

Federal Income Tax Consequences to Non-Tendering Shareholders.

Federal Income Tax Consequences to Non-Tendering Shareholders. If the sale of Shares pursuant to the Offer is treated as a “dividend” to a tendering shareholder, a constructive dividend under Section 305 of the Code may result to non-tendering shareholders whose proportionate interest in the earnings and assets of the Fund has been increased as a result of such tender. Under Section 305 of the Code, a distribution by a corporation of its stock or rights to acquire its stock is treated as a dividend if the distribution (or a series of distributions of which such distribution is one) has the result of (1) the receipt of money or other property by some shareholders, and (2) an increase in the proportionate interests of other shareholders in the assets or earnings and profits of the corporation. An exception to this rule is provided for a distribution of property incident to an isolated redemption of stock (for example, pursuant to a tender offer).

The Fund does not believe the Offer should cause non-tendering shareholders to realize constructive distributions on their Shares under Section 305 of the Code, but rather, the Offer should be treated as an “isolated transaction” within the meaning of U.S. Treasury regulations. This is because, among other things, the Fund is not required by its charter, bylaws, federal or state law, or otherwise to redeem any of its Shares, the Board has a fiduciary duty to the Fund and its shareholders to consider the appropriateness of any share repurchase, and the Fund has no absolute commitment to make any further tender offers subsequent to the present Offer.

The U.S. federal income tax discussion set forth above is a summary included for general information purposes only. In view of the individual nature of tax consequences, each shareholder is advised to consult its own tax adviser with respect to the specific tax consequences to it of the Offer, including the effect and applicability of state, local, foreign and other tax laws and the possible effects of changes in federal or other tax laws.

15.	EXTENSION OF TENDER PERIOD; TERMINATION: AMENDMENTS.

The Offerors reserve the right, at any time and from time to time, to extend the period of time during which the Offer is pending by notifying the Information Agent and making a public announcement thereof. During any such extension, all Shares previously tendered and not purchased or withdrawn will remain subject to the Offer. The Offerors also reserve the right, at any time and from time to time up to and including the Expiration Date, to (a) terminate the Offer and not to purchase or pay for any Shares or, subject to applicable law, postpone payment for Shares upon the occurrence of any of the conditions specified in Section 5, “Certain Conditions of the Offer”; and (b) amend the Offer in any respect by making a public announcement thereof Such public announcement will be issued no later than 9:00 a.m., New York City time, not later than the next business day after the previously scheduled Expiration Date and will disclose the approximate number of Shares tendered as of that date. Without limiting the manner in which the Offerors may choose to make a public announcement of extension, termination or amendment, except as provided by applicable law (including Rule 13e-4(d)(2), Rule 13e-4(e)(3), and Rule 14e-1(d) under the Exchange Act), the Fund shall have no obligation to publish, advertise or otherwise communicate any such public announcement.

If the Offerors materially changes the terms of the Offer or the information concerning the Offer, or if they waives a material condition of the Offer, the Offerors will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If (i) the Offerors increases or decreases the price to be paid for Shares, or the Offerors increases or decreases the number of Shares being sought and (ii) the Expiration Date is less than ten business days away, then the Expiration Date will be extended at least ten business days from the date of the notice.

16.	FEES AND EXPENSES.

The Offerors will not pay to any broker or dealer, commercial bank, trust company or other person any solicitation fee for any Shares purchased pursuant to the Offer. The Offerors will reimburse these firms for customary handling and mailing expenses incurred in forwarding the Offer. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of the Offerors or the Depositary for purposes of the Offer.

The Offerors have retained Georgeson LLC to act as information agent (“Information Agent”) and Computershare to act as depositary (“Depositary”). The Offerors will pay the Information Agent and Depositary reasonable and customary compensation for their services and will also reimburse them for certain out-of-pocket expenses and indemnify them against certain liabilities.

17.	MISCELLANEOUS.

The Offer is not being made to, nor will the Offerors accept tenders from, owners of Shares in any jurisdiction in which the Offer or its acceptance would not comply with the securities or Blue Sky laws of that jurisdiction. The Offerors are not aware of any jurisdiction in which the making of the Offer or the tender of Shares would not be in compliance with the laws of that jurisdiction. However, the Offerors reserve the right to exclude holders in any jurisdiction in which it is asserted that the Offer cannot lawfully be made. So long as the Offerors make a good faith effort to comply with any state law deemed applicable to the Offer, the Offerors believe that the exclusions of holders residing in that jurisdiction is permitted under Rule 13e-4(f)(9) under the Exchange Act.

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the Commission a Tender Offer Statement on Schedule TO, which contains additional information with respect to the Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 13 with respect to information concerning us.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Shares in the Offer or as to the price or prices at which you may choose to tender your Shares in the Offer. We have not authorized anyone to provide you with information in connection with the Offer other than the information in this Offer to Purchase or documents incorporated by reference or in the related Letter of Transmittal. If given or made, any recommendation or any such information or representations must not be relied upon as having been authorized by us.

FIRSTHAND TECHNOLOGY VALUE FUND, INC.

The Letter of Transmittal for shares and any other required documents should be sent or delivered by each stockholder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

The Information Agent for the Offer is:

1290 Avenue of the Americas, 9th Floor
New York, NY 10104
All Holders Call Toll Free: (888) 219-8320

The Depositary for the Offer is:
Computershare

By Mail:	By Registered, Certified or Express Mail or Overnight Courier.
Computershare Trust Company, N.A. c/o Voluntary Corporate Actions P.O. Box 43011 Providence, RI 02940-3011	Computershare Trust Company, N.A. c/o Voluntary Corporate Actions 150 Royall Street, Suite V Canton, MA 02021

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET
FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

Questions or requests for assistance may be directed to the Information Agent at its telephone numbers and address set forth above. Requests for additional copies of the Offer to Purchase, the related Letter of Transmittal or the other tender offer materials may be directed to the Information Agent at the telephone numbers and address set forth above. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the tender offer. To confirm delivery of shares, stockholders are directed to contact the Depositary.

December 17, 2019